                                                                   EXHIBIT 99-3

                          PULITZER BROADCASTING COMPANY
                                AND SUBSIDIARIES

                                TABLE OF CONTENTS


CONSOLIDATED FINANCIAL STATEMENTS

         Independent Auditors' Report

         Statements of Consolidated Income for each of the Three Years in the Period Ended December 31, 1997

         Statements of Consolidated Income for each of the Six-Month Periods
              Ended June 30, 1998 and 1997 (Unaudited)

         Statements of Consolidated Financial Position at December 31, 1997 and
              1996

         Statements of Consolidated Financial Position at June 30, 1998
              (Unaudited)

         Statements of Consolidated Stockholder's Equity (Deficit) for each of the Three Years in the Period Ended December 31, 1997

         Statement of Consolidated Stockholder's Equity for the Six-Month Period
              Ended June 30, 1998 (Unaudited)

         Statements of Consolidated Cash Flows for each of the Three Years in the Period Ended December 31, 1997

         Statements of Consolidated Cash Flows for each of the Six-Month Periods
              Ended June 30, 1998 and 1997 (Unaudited)

         Notes to Consolidated Financial Statements


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
         OPERATIONS

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Pulitzer Publishing Company:

We have audited the accompanying statements of consolidated financial position of Pulitzer Broadcasting Company, a wholly-owned subsidiary of Pulitzer Publishing Company, and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholder's equity (deficit), and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP


Saint Louis, Missouri
July 17, 1998

PULITZER BROADCASTING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME

                                         SIX MONTHS ENDED
                                              JUNE 30,                    YEARS ENDED DECEMBER 31,
                                        ---------------------      ------------------------------------
                                         1998         1997           1997        1996         1995
                                              (Unaudited)
                                                              (In thousands)
OPERATING REVENUES - NET                $119,773     $111,264      $227,016     $224,992     $202,939
                                        --------     --------      --------     --------     --------

OPERATING EXPENSES:
  Operations                              36,045       33,989        69,205       66,626       64,202
  Selling, general and administrative     28,267       27,862        55,885       56,535       53,707
  Depreciation and amortization           11,051       11,684        23,447       22,442       22,843
                                        --------     --------      --------     --------     --------
              Total operating expenses    75,363       73,535       148,537      145,603      140,752
                                        --------     --------      --------     --------     --------

  Operating income                        44,410       37,729        78,479       79,389       62,187

  Interest expense                        (6,925)      (8,699)      (16,081)     (13,592)     (10,171)
  Net other income (expense)                   5            5            10          434           (4)
                                        --------     --------      --------     --------     --------

INCOME BEFORE PROVISION FOR
  INCOME TAXES                            37,490       29,035        62,408       66,231       52,012

PROVISION FOR INCOME TAXES (Note 11)      14,645       11,346        24,387       25,876       19,433
                                        --------     --------      --------     --------     --------


NET INCOME                              $ 22,845     $ 17,689      $ 38,021     $ 40,355     $ 32,579
                                        ========     ========      ========     ========     ========


See accompanying notes to consolidated financial statements.

PULITZER BROADCASTING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED FINANCIAL POSITION

                                                                                                  DECEMBER 31,
                                                                         JUNE 30,         --------------------------
                                                                          1998               1997           1996
                                                                        (Unaudited)
ASSETS                                                                       (In thousands, except share data)
CURRENT ASSETS:
  Trade accounts receivable (less allowance for
    doubtful accounts of $871, $785, and $991)                          $  50,863         $  50,880      $  47,700
  Program rights                                                            3,054             7,866          8,452
  Prepaid expenses and other                                                1,306             1,260          1,277
                                                                        ---------         ---------      ---------
              Total current assets                                         55,223            60,006         57,429
                                                                        ---------         ---------      ---------

PROPERTIES:
  Land                                                                     10,069            10,163          9,342
  Buildings                                                                44,881            44,769         43,827
  Machinery and equipment                                                 137,250           135,629        125,806
  Construction in progress                                                  5,794             3,282          1,735
                                                                        ---------         ---------      ---------
              Total                                                       197,994           193,843        180,710
  Less accumulated depreciation                                           113,922           106,826         91,816
                                                                        ---------         ---------      ---------
              Properties - net                                             84,072            87,017         88,894
                                                                        ---------         ---------      ---------

INTANGIBLE AND OTHER ASSETS:
  Intangible assets - net of amortization (Note 6)                         98,670           102,493        107,934
  Other                                                                     7,904             7,172          6,021
                                                                        ---------         ---------      ---------
              Total intangible and other assets                           106,574           109,665        113,955
                                                                        ---------         ---------      ---------

                   TOTAL                                                $ 245,869         $ 256,688      $ 260,278
                                                                        =========         =========      =========

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Trade accounts payable                                                $   4,113         $   3,966      $   3,724
  Current portion of long-term debt (Note 7)                               12,705            12,705         14,705
  Salaries, wages and commissions                                           4,053             4,709          4,806
  Interest payable                                                          5,640             5,677          7,177
  Program contracts payable                                                 2,728             7,907          8,916
  Other                                                                     2,169             1,551          1,698
                                                                        ---------         ---------      ---------
              Total current liabilities                                    31,408            36,515         41,026
                                                                        ---------         ---------      ---------

LONG-TERM DEBT (Note 7)                                                   172,500           172,705        235,410
                                                                        ---------         ---------      ---------

PENSION OBLIGATIONS (Note 8)                                                6,242             5,544          4,149
                                                                        ---------         ---------      ---------

POSTRETIREMENT BENEFIT OBLIGATIONS (Note 9)                                 2,659             2,556          2,618
                                                                        ---------         ---------      ---------

OTHER LONG-TERM LIABILITIES                                                 2,522             3,299          5,842
                                                                        ---------         ---------      ---------

COMMITMENTS AND CONTINGENCIES (Note 12)

STOCKHOLDER'S EQUITY (DEFICIT):
  Common stock, $100 par value; 1,000 shares authorized;
    issued - 100 shares                                                        10                10             10
  Additional paid-in capital                                               11,924            11,924         11,924
  Retained earnings                                                       104,454            81,609         43,588
  Intercompany balance (Note 4)                                           (85,850)          (57,474)       (84,289)
                                                                        ---------         ---------      ---------
               Total stockholder's equity (deficit)                        30,538            36,069        (28,767)
                                                                        ---------         ---------      ---------

                   TOTAL                                                $ 245,869         $ 256,688      $ 260,278
                                                                        =========         =========      =========


See accompanying notes to consolidated financial statements

PULITZER BROADCASTING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,                     YEARS ENDED DECEMBER 31,
                                                             -----------------------         -----------------------------------
                                                                1998          1997             1997         1996         1995
                                                                    (Unaudited)
                                                                                      (In thousands)
        CASH FLOWS FROM OPERATING ACTIVITIES:
          Net income                                           $ 22,845     $ 17,689         $ 38,021     $ 40,355     $ 32,579
          Adjustments to reconcile net income to net cash
            provided by operating activities:
            Depreciation                                          7,157        7,817           15,709       14,811       15,191
            Amortization                                          3,894        3,867            7,738        7,631        7,652
            Deferred income taxes                                  (659)        (654)          (2,039)        (844)      (1,506)
            Gain on sale of assets                                                                            (421)
            Changes in assets and liabilities which
                provided (used) cash:
                Trade accounts receivable                            17         (839)          (3,180)      (5,658)      (3,014)
                Other assets                                       (164)          24             (386)        (597)         414
                Trade accounts payable and other liabilities        867         (394)            (356)       4,751        1,608
                                                               --------     --------         --------     --------     --------

        NET CASH PROVIDED BY OPERATING ACTIVITIES                33,957       27,510           55,507       60,028       52,924
                                                               --------     --------         --------     --------     --------

        CASH FLOWS FROM INVESTING ACTIVITIES:
          Capital expenditures                                   (4,376)      (5,540)         (12,976)     (11,354)     (16,307)
          Purchase of broadcast assets                                        (1,849)          (3,141)      (5,187)
          Investment in limited partnership                      (1,000)      (1,500)          (1,500)      (1,750)      (1,750)
          Sale of assets                                                                                     1,999
                                                               --------     --------         --------     --------     --------

        NET CASH USED IN INVESTING ACTIVITIES                    (5,376)      (8,889)         (17,617)     (16,292)     (18,057)
                                                               --------     --------         --------     --------     --------

        CASH FLOWS FROM FINANCING ACTIVITIES:
          Proceeds from issuance of long-term debt                                                         135,000
          Repayments of long-term debt                             (205)     (26,705)         (64,705)     (15,205)     (14,250)
          Net transactions with Pulitzer Publishing Company     (28,376)       8,084           26,815     (163,531)     (20,617)
                                                               --------     --------         --------     --------     --------

        NET CASH USED IN FINANCING ACTIVITIES                   (28,581)     (18,621)         (37,890)     (43,736)     (34,867)
                                                               --------     --------         --------     --------     --------

        NET INCREASE IN CASH                                   $     --     $     --         $     --     $     --     $     --
                                                               ========     ========         ========     ========     ========

        SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

          Cash paid during the period for interest             $  6,872     $  9,513         $ 17,469     $  9,716     $ 10,147


See accompanying notes to consolidated financial statements.

PULITZER BROADCASTING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED STOCKHOLDER'S EQUITY (DEFICIT)

                                    Shares                                      (In thousands)
                                  ------------     -------------------------------------------------------------------------------
                                                                     Additional                                          Total
                                     Common           Common           Paid-in        Retained      Intercompany     Stockholder's
                                     Stock            Stock            Capital        Earnings         Balance      Equity (Deficit)
                                  ------------     ------------     ------------    ------------    ------------    ----------------
Balances at January 1, 1995                100     $         10     $     11,924    $     43,588    $     26,925     $     82,447

Net Income                                                                                32,579                           32,579

Dividends declared                                                                       (32,579)         32,579

Net transactions with Pulitzer
    Publishing Company                                                                                   (20,617)         (20,617)
                                  ------------     ------------     ------------    ------------    ------------     ------------

Balances at December 31, 1995              100               10           11,924          43,588          38,887           94,409

Net Income                                                                                40,355                           40,355

Dividends declared                                                                       (40,355)         40,355

Net transactions with Pulitzer
    Publishing Company                                                                                  (163,531)        (163,531)
                                  ------------     ------------     ------------    ------------    ------------     ------------

Balances at December 31, 1996              100               10           11,924          43,588         (84,289)         (28,767)

Net Income                                                                                38,021                           38,021

Net transactions with Pulitzer
    Publishing Company                                                                                    26,815           26,815
                                  ------------     ------------     ------------    ------------    ------------     ------------

Balances at December 31, 1997              100               10           11,924          81,609         (57,474)          36,069


Net Income (unaudited)                                                                    22,845                           22,845

Net transactions with Pulitzer
    Publishing Company (unaudited)                                                                       (28,376)         (28,376)
                                  ------------     ------------     ------------    ------------    ------------     ------------

Balances at June 30, 1998
(unaudited)                                100     $         10     $     11,924    $    104,454    $    (85,850)    $     30,538
                                  ============     ============     ============    ============    ============     ============


See accompanying notes to consolidated financial statements.

PULITZER BROADCASTING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  BASIS OF PRESENTATION

On May 25, 1998, Pulitzer Publishing Company (the "Company" or "Pulitzer"), Pulitzer Inc., (a newly-organized wholly-owned subsidiary of the Company ("Newco")), and Hearst-Argyle Television, Inc. ("Hearst-Argyle") entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Hearst-Argyle will acquire the Company's Broadcasting Business (see Note 2) (the "Merger"). Prior to the Spin-off (as defined below), the Company intends to borrow $700 million, which may be secured by the assets of the Broadcasting Business. Out of the proceeds of this new debt, the Company will pay the existing Company debt (see Note 7) and any costs arising as a result of the Merger and related transactions. Prior to the Merger, the balance of the proceeds of this new debt, together with the Company's publishing assets and liabilities, will be contributed by the Company to Newco pursuant to a Contribution and Assumption Agreement (the "Contribution"). Pursuant to the Merger Agreement, Hearst-Argyle will assume the new debt following the consummation of the Spin-off and Merger.

Immediately following the Contribution, the Company will distribute to each holder of Company Common Stock one fully-paid and nonassessable share of Newco Common Stock for each share of Company Common Stock held and to each holder of Company Class B Common Stock one fully-paid and nonassessable share of Newco Class B Common Stock for each share of Company Class B Common Stock held (the "Distribution"). The Contribution and Distribution collectively constitute the "Spin-off."

The Company's obligation to consummate the Spin-off and the Merger is subject to the fulfillment of various regulatory approvals and approval by the stockholders of both the Company and Hearst-Argyle. The controlling stockholders of both Hearst-Argyle and the Company have agreed to vote in favor of the Merger and related transactions. The Spin-off and Merger are anticipated to be completed by year-end 1998.

Following the consummation of the Spin-off and Merger, Newco will be engaged primarily in the business of newspaper publishing. For financial reporting purposes, Newco is the continuing stockholder interest and will retain the Pulitzer name.

2.  BROADCASTING BUSINESS

Pulitzer Broadcasting Company, a wholly-owned subsidiary of the Company, and its wholly-owned subsidiaries, WESH Television, Inc.; WDSU Television, Inc.; and KCCI Television, Inc.; (collectively "Broadcasting" or "Broadcasting Business"), own and operate nine network-affiliated television stations and five radio stations. Broadcasting's television properties represent market sizes from Omaha, Nebraska to Orlando, Florida and include operations in the northeast, southeast, midwest and southwest. Three of Broadcasting's five radio stations, representing the significant portion of its radio operations, are located in Phoenix, Arizona.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation - The consolidated financial statements include the accounts of Broadcasting. All significant intercompany transactions have been eliminated from the consolidated financial statements.

Fiscal Year - Broadcasting's fiscal year ends on the last Sunday of the calendar year, which in 1995 resulted in a 14-week fourth quarter and a 53-week year. In 1997 and 1996, the fourth quarter was 13 weeks and the year was 52 weeks. Broadcasting's six-month periods ended June 30, 1998 and 1997 end on the last Sunday coincident with or prior to June 30. For ease of presentation, Broadcasting has used December 31 as the year-end and June 30 as the six-month period end.

Program Rights - Program rights represent license agreements for the right to broadcast programs over license periods which generally run from one to five years. The total cost of each agreement is recorded as an asset and liability when the license period begins and the program is available for broadcast.

Program rights covering periods greater than one year are amortized over the license period using an accelerated method as the programs are broadcast. In the event that a determination is made that programs will not be used prior to the expiration of the license agreement, unamortized amounts are then charged to operations. Payments are made in installments as provided for in the license agreements. Program rights expected to be amortized in the succeeding year and payments due within one year are classified as current assets and current liabilities, respectively.

Property and Depreciation - Property is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the individual assets. Buildings are depreciated over 30 to 35 years and all other property over lives ranging from 3 to 15 years.

Intangible Assets - Intangibles consisting of goodwill, FCC licenses and network affiliations acquired subsequent to the effective date of Accounting Principles Board Opinion No. 17 ("Opinion No. 17") are being amortized over lives of either 15 or 40 years while all other intangible assets are being amortized over lives ranging from 8 to 21 years. Intangibles in the amount of $1,520,000, related to acquisitions prior to the effective date of Opinion No. 17, are not being amortized because, in the opinion of management, their value is of undeterminable duration.

Long-Lived Assets - The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, in March 1995. This statement became effective for Broadcasting's 1996 fiscal year. The general requirements of this statement are applicable to the properties and intangible assets of Broadcasting and require impairment to be considered whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management periodically evaluates the recoverability of long-lived assets by reviewing the current and projected cash flows of each of its properties. If a permanent impairment is deemed to exist, any write-down would be charged to operations. For the periods presented, there has been no impairment.

Postretirement Benefit Plans - Broadcasting provides retiree medical and life insurance benefits under varying postretirement plans at several of its operating locations. Broadcasting's liability and related expense for benefits under the postretirement plans are recorded over the service period of active employees based upon annual actuarial calculations. All of Broadcasting's postretirement benefits are funded on a pay-as-you-go basis.

Income Taxes - Broadcasting's financial results are included in Pulitzer's consolidated federal income tax return. The tax provisions included in the consolidated financial statements were computed as if Broadcasting was a separate company. Deferred tax assets and liabilities are recorded for the expected future tax consequences of events that have been included in either financial statements or tax returns. Under this asset and liability approach, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax bases of assets and liabilities by applying enacted statutory tax rates applicable to future years in which the differences are expected to reverse.

Stock-Based Compensation Plans - Effective January 1, 1996, Broadcasting adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation. The new standard defines a fair value method of accounting for stock options and similar equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to the new standard, companies are encouraged, but not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees, but are required to disclose pro forma net income and, if presented, earnings per share as if the company had applied the new method of accounting. The accounting requirements of the new method are effective for all employee awards granted after the beginning of the fiscal year of adoption, whereas the disclosure requirements apply to all awards granted subsequent to December 31, 1994. Broadcasting continues to recognize and measure compensation for its participation in the Pulitzer restricted stock option plans in accordance with the existing provisions of APB 25.

Comprehensive Income - Effective January 1, 1998, Broadcasting adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, with no effect on Broadcasting's financial statements for the six-month periods ended June 30, 1998 and 1997.

Dividends - Dividends, when declared, are recorded in the "Intercompany Balance" in the Statements of Consolidated Financial Position. The payment and amount of future dividends remains within the discretion of the Board of Directors. No dividends were declared for the six-month period ended June 30, 1998 or the year ended December 31, 1997.

Use of Management Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires that management make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may also be affected by the estimates and assumptions management is required to make. Actual results may differ from those estimates.

Unaudited Interim Financial Information - In the opinion of management, the accompanying unaudited interim financial information contains all adjustments, consisting only of normal recurring adjustments, necessary to present fairly Broadcasting's financial position as of June 30, 1998 and 1997. These financial statements should be read in conjunction with Pulitzer's consolidated financial statements and related notes thereto included as Exhibit 99-1 to this Current Report on Form 8-K. Results of operations for interim periods are not necessarily indicative of results to be expected for the full year.

4.  TRANSACTIONS WITH PULITZER

Cash - The Statements of Consolidated Financial Position exclude all cash and have reflected current payables for income taxes and other items, to the extent paid by Pulitzer, in the intercompany balance.

Long-term Debt - Pulitzer's long-term debt balances and related interest expense have been allocated to Broadcasting and are included in the consolidated financial statements herein. This allocation to Broadcasting is consistent with the terms of the Merger Agreement discussed in Note 1.

Intercompany Balance - Balance reflects the net transactions with Pulitzer, which are not expected to be repaid.

Pension Plans - Pulitzer sponsors various noncontributory pension plans which cover substantially all of the Broadcasting employees. Benefits under the plans are generally based on salary and years of service. The liability and related expense for benefits under the plans are recorded over the service period of active employees based upon annual actuarial calculations. Annual pension expense for the pension plans is allocated to Broadcasting based upon payroll expense for Broadcasting employees. Plan funding strategies are influenced by tax regulations. Plan assets consist primarily of government bonds and corporate equity securities.

Corporate Expenses - Broadcasting benefits from certain services provided by Pulitzer including financial, legal, tax, employee benefit department, corporate communications, and internal audit. These corporate costs have been allocated to Broadcasting using a variety of factors, including revenues, property, and payroll. Management believes that the methods of allocating costs to Broadcasting are reasonable. Broadcasting's allocation of these costs were $3,701,000, $3,857,000 and $3,752,000 in the years ended December 31, 1997,
1996, and 1995, respectively and $1,880,000 (unaudited) and $1,908,000
(unaudited) for the six months ended June 30, 1998 and 1997, respectively.
These costs are included within the Statements of Consolidated Income.

5.  ACQUISITION OF PROPERTIES

In June 1997, Broadcasting acquired in a purchase transaction the assets of an AM radio station in Louisville, Kentucky for approximately $1,897,000. In August 1997, Broadcasting acquired in a purchase transaction the assets of an AM radio station in Kernersville, North Carolina for approximately $1,244,000.

In December 1996, Broadcasting acquired in a purchase transaction the assets of an AM radio station in Phoenix, Arizona for approximately $5,187,000.

During 1995, 1996, 1997 and 1998, Broadcasting made cumulative capital contributions of $6,000,000 for a limited partnership investment in the Major League Baseball Franchise located in Phoenix, Arizona. The investment is included in other non-current assets in the Statements of Consolidated Financial Position.

6.  INTANGIBLE ASSETS

Intangible assets consist of the following:

                                                             December 31,
                                         June 30,       ---------------------
                                           1998            1997        1996
                                        (Unaudited)
                                                            (In thousands)
FCC licenses and network affiliations     $114,403       $114,376     $112,162
Goodwill                                     6,960          6,960        6,960
Other                                       33,696         33,696       33,696
                                          --------       --------     --------

                         Total            $155,059        155,032      152,818
Less accumulated amortization               56,389         52,539       44,884
                                          --------       --------     --------

Total intangible assets - net             $ 98,670       $102,493     $107,934
                                          ========       ========     ========

7.  LONG-TERM DEBT
Long-term debt of Pulitzer allocated to Broadcasting consists of the following:

                                                                           December 31,
                                              June 30              ----------------------------
                                               1998                    1997            1996
                                            (Unaudited)
                                                                 (In thousands)
    Credit Agreement                        $       --             $         --    $     50,000
    Senior notes maturing in substantially
      equal annual installments:
      8.8% due through 1997                                                              14,500
      6.76% due 1998-2001                       50,000                   50,000          50,000
      7.22% due 2002-2005                       50,000                   50,000          50,000
      7.86% due 2001-2008                       85,000                   85,000          85,000
    Other                                          205                      410             615
                                          ------------             ------------    ------------

              Total                            185,205                  185,410         250,115
    Less current portion                        12,705                   12,705          14,705
                                          ------------             ------------    ------------

    Total long-term debt                  $    172,500             $    172,705    $    235,410
                                          ============             ============    ============

Pulitzer's fixed-rate senior note borrowings are with The Prudential Insurance Company of America ("Prudential"). The Senior Note Agreements with Prudential provide for the payment of certain fees, depending on current interest rates and remaining years to maturity, in the event of repayment prior to the notes' scheduled maturity dates (as anticipated by the Spin-off and Merger discussed in Note 1).

The credit agreement with The First National Bank of Chicago, as Agent, for a group of lenders ("FNBC"), provides for a $50,000,000 variable rate revolving credit facility ("Credit Agreement"). Loans may be borrowed, repaid and reborrowed by Pulitzer until the Credit Agreement terminates on July 2, 2001. Pulitzer has the option to repay any borrowings and terminate the Credit Agreement, without penalty, prior to its scheduled maturity. As of December 31, 1997 and June 30, 1998, Pulitzer had no borrowings under the Credit Agreement.

The Credit Agreement allows Pulitzer to elect an interest rate with respect to each borrowing under the facility equal to a daily floating rate or the Eurodollar rate plus 0.225 percent. As of December 31, 1996, the interest rate on the Credit Agreement borrowings with FNBC was 5.875 percent.

The terms of the various senior note agreements contain certain covenants and conditions including the maintenance of cash flow and various other financial ratios, limitations on the incurrence of other debt and limitations on the amount of restricted payments (which generally includes dividends, stock purchases and redemptions).

Under the terms of the most restrictive borrowing covenants, in general, Pulitzer may pay annual dividends not to exceed the sum of $10,000,000, plus 75% of consolidated net earnings commencing January 1, 1993, less the sum of all dividends paid or declared and redemptions in excess of sales of Pulitzer stock after December 31, 1992.

Approximate annual maturities of long-term debt for the five years subsequent to December 31, 1997 are as follows:

    Fiscal Year (In thousands):
      1998                                                    $   12,705
      1999                                                        12,705
      2000                                                        12,500
      2001                                                        23,125
      2002                                                        23,125
      Thereafter                                                 101,250
                                                              ----------
    Total                                                     $  185,410
                                                              ==========

8.  PENSION PLANS

Pulitzer sponsors two defined benefit pension plans in which Broadcasting employees may be eligible to participate. No detailed information regarding the funded status of the plans and components of net periodic pension cost, as it relates to Broadcasting is available. The pension cost components for the pension plans are as follows:

                                                                Years Ended December 31,
                                                    ----------------------------------------------
                                                         1997             1996             1995
                                                                      (In thousands)
Service cost for benefits earned during the year    $      2,272     $      2,215     $      1,929
Interest cost on projected benefit obligation              3,531            3,046            2,849
Actual return on plan assets                              (7,210)          (4,225)          (5,364)
Net amortization and deferrals                             4,218            1,867            3,577
                                                    ------------     ------------     ------------

Net periodic pension cost                           $      2,811     $      2,903     $      2,991
                                                    ============     ============     ============

The portion of net periodic pension cost allocated, based on payroll costs, to Broadcasting's active employees and included in the Statements of Consolidated Income amounted to approximately $1,395,000, $1,474,000 and $1,540,000 for 1997, 1996 and 1995, respectively, and for the six months ended June 30, 1998 and 1997 was approximately $698,000 (unaudited) and $735,000 (unaudited), respectively. Pursuant to the Merger Agreement, Broadcasting will retain the ongoing liabilities related to its active employees. Future pension costs for Broadcasting after the Spin-off are likely to be different when compared to allocated historical amounts.

The funded status of the Pension Plans is as follows:

                                                       December 31, 1997           December 31, 1996
                                                   --------------------------  --------------------------
                                                   Accumulated     Assets      Accumulated     Assets
                                                    Benefits       Exceed       Benefits       Exceed
                                                     Exceed      Accumulated     Exceed      Accumulated
                                                     Assets       Benefits       Assets       Benefits
                                                                       (In thousands)
Actuarial present value of:
    Vested benefit obligation                       $  9,906      $ 39,699     $  8,307      $ 33,472
                                                    ========      ========     ========      ========

    Accumulated benefit obligation                  $  9,979      $ 40,341     $  8,343      $ 33,983
                                                    ========      ========     ========      ========

Projected benefit obligation                        $ 11,472      $ 43,826     $ 10,251      $ 37,209
Plan assets at fair value                                           43,495                     37,349
                                                    --------      --------     --------      --------

Plan assets less than (greater than) projected
    benefit obligation                                11,472           331       10,251          (140)
Unrecognized transition asset (obligation), net         (960)          104       (1,137)          125
Unrecognized net gain (loss)                          (1,237)        4,751         (812)        3,512
Unrecognized prior service cost (credits)                (35)          224          (40)          252
Additional minimum liability                             739                         81
                                                    --------      --------     --------      --------
Pension obligations                                 $  9,979      $  5,410     $  8,343      $  3,749
                                                    ========      ========     ========      ========

The portion of pension obligations allocated to Broadcasting employees and included in the Statements of Consolidated Financial Position amounted to $5,544,000 and $4,149,000 as of December 31, 1997 and 1996, respectively. As of the date of the Merger, actuarial calculations will be performed to separate Broadcasting active employees from the pension plans. Future pension obligations for Broadcasting, computed in separate actuarial calculations, are likely to be different when compared to the allocated historical amounts.

The projected benefit obligation was determined using assumed discount rates of 7%, and 7.5% and 7.25% at December 31, 1997, 1996 and 1995, respectively. The expected long-term rate of return on plan assets was 8.5% for 1997, 1996 and 1995. For those plans that pay benefits based on final compensation levels, the actuarial assumptions for overall annual rate of increase in future salary levels was 4.5% for 1997 and 5% for both 1996 and 1995.

Pulitzer sponsors an employee savings plan under Section 401(k) of the Internal Revenue Code which covers substantially all Broadcasting employees. Employer contributions for Broadcasting employees amounted to approximately $698,000, $626,000 and $509,000 for the years ended December 31, 1997, 1996 and 1995, respectively, and $358,000 (unaudited) and $352,000 (unaudited) for the six-month periods ended June 30, 1998 and 1997, respectively.

9.  POSTRETIREMENT BENEFITS

Broadcasting will retain the postretirement obligation and costs related to its active employees immediately following the Merger. The net periodic postretirement benefit cost components for Broadcasting active employees are as follows:

                                                            Years Ended December 31,
                                                      ----------------------------------
                                                        1997           1996       1995
                                                                  (In thousands)
Service cost (for benefits earned during the year)    $    131     $    118     $    128
Interest cost on accumulated postretirement
    benefit obligation                                     139          151          185
Net amortization, deferrals and other components           (74)         (72)         (56)
                                                      --------     --------     --------

Net periodic postretirement benefit cost              $    196     $    197     $    257
                                                      ========     ========     ========

The status of Broadcasting's postretirement benefit plans related to active employees is as follows:

                                                     December 31,
                                                  -----------------
                                                   1997       1996
                                                    (In thousands)

Actives eligible to retire                        $  774     $  784
Other actives                                      1,142      1,073
                                                  ------     ------
Accumulated postretirement benefit obligation      1,916      1,857

Unrecognized prior service gain                      192        233
Unrecognized net gain                                448        528
                                                  ------     ------

Accrued postretirement benefit cost               $2,556     $2,618
                                                  ======     ======

For 1997 and 1996 measurement purposes, health care cost trend rates of 9%, 7% and 5% were assumed for indemnity plans, PPO plans and HMO plans, respectively. For 1997, these rates were assumed to decrease gradually to 5% through the year 2010 and remain at that level thereafter. For 1996, the indemnity and PPO rates were assumed to decrease gradually to 5.5% through the year 2010 and remain at that level thereafter.

Administrative costs related to indemnity plans were assumed to increase at a constant annual rate of 6% for 1997, 1996 and 1995. The assumed discount rate used in estimating the accumulated postretirement benefit obligation was 7%, 7.5% and 8% for 1997, 1996 and 1995, respectively.

10.  COMMON STOCK PLANS

Broadcasting participates in the Company's stock-based compensation plans which are summarized as follows: The Pulitzer Publishing Company 1994 Stock Option Plan, adopted May 11, 1994, (the "1994 Plan"), replaced the Pulitzer Publishing Company 1986 Employee Stock Option Plan (the "1986 Plan"). The 1994 Plan provides for the issuance to key employees and outside directors of incentive stock options to purchase up to a maximum of 2,500,000 shares of common stock. The issuance of all other options will be administered by the Compensation Committee of the Board of Directors, subject to the 1994 Plan's terms and conditions. Specifically, the exercise price per share may not be less than the fair market value of a share of common stock at the date of grant. In addition, exercise periods my not exceed ten years and the minimum vesting period is established at six months from the date of grant. Option awards to an individual employee may not exceed 250,000 shares in a calendar year.

Prior to 1994, the Company issued incentive stock options to key employees under the 1986 Plan. As provided by the 1986 Plan, certain option awards were granted with tandem stock appreciation rights which allow the employee to elect an alternative payment equal to the appreciation of the stock value instead of exercising the option. Outstanding options issued under the 1986 Plan have an exercise term of ten years from the date of grant and vest in equal installments over a three-year period.

As required by SFAS 123, Broadcasting has estimated the fair value of its option grants since December 31, 1994 by using the binomial options pricing model with the following assumptions:

                                                    Years Ended December 31,
                                                  -----------------------------
                                                   1997         1996      1995

Expected Life (years)                                7            7         7

Risk-free interest rate                            5.8%         6.4%      5.7%

Volatility                                        23.6%        22.5%     19.6%

Dividend yield                                     1.1%         1.2%      1.3%

As discussed in Note 1, Broadcasting accounts for stock option grants in accordance with APB 25, resulting in the recognition of no compensation expense in the Statements of Consolidated Income. Had compensation expense been computed on the fair value of the option awards at their grant date, consistent with the provisions of SFAS 123, Broadcasting's net income would have been reduced to the pro forma amounts below:

                                                    Years Ended December 31,
                                                  -----------------------------
                                                   1997         1996      1995
Net Income:
  As reported                                     $38,021      $40,355   $32,579

  Pro forma                                        37,333       40,045    32,572

Because the provisions of SFAS 123 have not been applied to options granted prior to January 1, 1995, the pro forma compensation cost may not be representative of compensation cost to be incurred on a pro forma basis in future years.

Broadcasting also participates in the Pulitzer Publishing Company 1997 Employee Stock Purchase Plan, adopted April 24, 1997 (the "Plan"). The Plan allows eligible employees to authorize payroll deductions for the quarterly purchase of the Company's common stock at a price generally equal to 85 percent of the common stock's fair market value at the end of each quarter. The Plan began operations as of July 1, 1997. In general, other than Michael E. Pulitzer, all employees of the Company and its subsidiaries are eligible to participate in the Plan after completing at least one year of service. Subject to appropiate adjustment for stock splits and other capital changes, the Company may sell a total of 500,000 shares of its common stock under the Plan. Shares sold under the Plan may be authorized and unissued or held by the Company in its treasury. The Company may purchase shares for resale under the Plan.

11.  INCOME TAXES

During 1995, a state tax examination was settled favorably resulting in a reduction of income tax expense of approximately $900,000. Provisions for income taxes (benefits) consist of the following:

                              Years Ended December 31,
                        ------------------------------------
                          1997          1996          1995
                                   (In thousands)
Current:
    Federal             $ 22,329      $ 22,818      $ 19,066
    State and local        4,097         3,902         1,873

Deferred:
    Federal               (1,723)         (721)       (1,315)
    State and local         (316)         (123)         (191)
                        --------      --------      --------

          Total         $ 24,387      $ 25,876      $ 19,433
                        ========      ========      ========

Factors causing the effective tax rate to differ from the statutory Federal income tax rate are as follows:

                                                       Years Ended December 31,
                                                       ------------------------
                                                       1997     1996      1995
Statutory rate                                           35%      35%       35%
Favorable resolution of prior year state tax issue                          (2)
State and local income taxes, net of U.S. Federal
    income tax benefit                                    4        4         4
                                                       ----     ----      ----

          Effective rate                                 39%      39%       37%
                                                       ====     ====      ====

Broadcasting's deferred tax assets and liabilities, net, are included in "Other Long-Term Liabilities" in the Statements of Consolidated Financial Position and consist of the following:

                                          December 31,
                                       -----------------
                                        1997       1996
                                         (In thousands)
Deferred tax assets:
    Pensions and employee benefits     $3,268     $2,557
    Postretirement benefit costs        1,000      1,024
    Other                                 554        681
                                       ------     ------
          Total                         4,822      4,262
                                       ------     ------

Deferred tax liabilities:
    Depreciation                        6,318      6,471
    Amortization                          477      1,803
                                       ------     ------
          Total                         6,795      8,274
                                       ------     ------

Net deferred tax liability             $1,973     $4,012
                                       ======     ======

12.  COMMITMENTS AND CONTINGENCIES

At June 30, 1998 and December 31, 1997, Broadcasting and its subsidiaries had construction and equipment commitments of approximately $2,347,000 (unaudited) and $4,559,000, respectively, and commitments for program contracts payable and license fees of approximately $29,672,000 (unaudited) and $30,025,000, respectively.

Broadcasting and its subsidiaries are defendants in a number of lawsuits, some of which claim substantial amounts. While the results of litigation cannot be predicted, management believes the ultimate outcome of such litigation will not have a material adverse effect on the consolidated financial statements of Broadcasting and its subsidiaries.

13.  FAIR VALUE OF FINANCIAL INSTRUMENTS

Broadcasting has estimated the following fair value amounts for its financial instruments using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that Broadcasting could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Accounts Receivable, Accounts Payable and Program Contracts Payable - The carrying amounts of these items are a reasonable estimate of their fair value.

Long-Term Debt - Interest rates that are currently available to Pulitzer for issuance of debt with similar terms and remaining maturities are used to estimate fair value. The fair value estimates of long-term debt as of June 30, 1998, December 31, 1997 and December 31, 1996 were $200,378,000 (unaudited),
$195,969,000 and $259,958,000, respectively.

The fair value estimates presented herein are based on pertinent information available to management as of June 30, 1998, December 31, 1997 and December 31, 1996. Although management is not aware of any facts that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ from the amounts presented herein.

14.  QUARTERLY FINANCIAL DATA (UNAUDITED)

Broadcasting's operating results for the six months ended June 30, 1998 and for the years ended December 31, 1997 and 1996 by quarters are as follows:

                                            First       Second      Third       Fourth
                                           Quarter      Quarter    Quarter      Quarter      Total
                                          -----------------------------------------------------------
                                                                (In thousands)
OPERATING REVENUES - NET:
    1998                                    $53,170      $66,603    $     --    $     --    $119,773

    1997                                     50,171       61,093      53,738      62,014     227,016

    1996                                     49,517       59,053      54,048      62,374     224,992

NET INCOME:
    1998                                      7,594       15,251                              22,845

    1997                                      5,688       12,001       7,778      12,554      38,021

    1996                                      7,166       12,758       8,267      12,164      40,355



                                   * * * * * *

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS


         Statements in this Report on Form 8-K concerning Broadcasting's business outlook or future economic performance; anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to industry cyclicality, the seasonal nature of the business, changes in pricing or other actions by competitors or suppliers, and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission including this Report on Form 8-K.


GENERAL

         Broadcasting's operating revenues are significantly influenced by a number of factors, including overall advertising expenditures, the appeal of television and radio in comparison to other forms of advertising, the performance of the Broadcasting in comparison to its competitors in specific markets, the strength of the national economy and general economic conditions and population growth in the markets served by Broadcasting.

         Broadcasting's business tends to be seasonal, with peak revenues and profits generally occurring in the fourth quarter of each year as a result of increased advertising activity during the Christmas holiday period and during fall election year campaigns. The first quarter is historically the weakest quarter for revenues and profits.


RECENT EVENTS

         On May 25, 1998, Pulitzer Publishing Company (the "Company"), Pulitzer Inc., (a newly-organized wholly-owned subsidiary of the Company ("Newco")), and Hearst-Argyle Television, Inc. ("Hearst-Argyle") entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Hearst-Argyle will acquire the Company's Broadcasting Business (see Notes 1 and 2 to the Consolidated Financial Statements included in this Exhibit 99-3 to the Company's Current Report on Form 8-K) (the "Merger").


SIX MONTHS ENDED JUNE 30, 1998 COMPARED WITH 1997

         Broadcasting operating revenues for the first six months of 1998 increased 7.6 percent to $119.8 million from $111.3 million in 1997. Local and national spot advertising increased 7 percent and 9.7 percent, respectively, for the first half of 1998. The current year comparison reflects the impact of increased political advertising of approximately $4.2 million in first six months of 1998.

         Broadcasting operating expenses (including selling, general and administrative expenses and depreciation and amortization) for the first six months of 1998 increased 2.5 percent to $75.4 million from $73.5 million in the prior year six-month period. The increase was primarily attributable to higher overall personnel costs of $2.6 million for the first six months of 1998.

         Broadcasting operating income in the first six months of 1998 increased
17.7 percent to $44.4 million from $37.7, reflecting higher advertising revenues in the current year.

         Interest expense declined $1.8 million in the first six months of 1998 due to a lower average debt level. The Company's average debt level for the first six months of 1998 decreased to $185.3 million from $239.9 million in the prior year six-month period. The Company's average interest rate for the first six months of 1998 increased to 7.5 percent from 7.3 percent. The lower average debt level and higher average interest rate in the first half of 1998 reflected the payment of variable rate credit agreement borrowings during the last three quarters of 1997.

         Broadcasting's effective income tax rate for the first six months of 1998 was 39.1 percent, unchanged from the prior year six-month period. The Company expects that the effective tax rate related to broadcasting operations will be approximately 39 percent for the full year of 1998.

         Net income for the first six months of 1998 increased 29.1 percent to $22.8 million from $17.7 million a year ago. The gain reflected increases in broadcasting advertising revenues.


YEAR ENDED DECEMBER 31, 1997 COMPARED WITH 1996

         Broadcasting operating revenues for 1997 increased 0.9 percent to $227 million from $225 million in 1996. For the year, a 1.6 percent increase in national spot advertising and a 6.1 percent increase in network compensation were partially offset by a 0.5 percent decline in local spot advertising. The modest increases in 1997 advertising revenues reflected the impact of decreased political advertising of approximately $12 million in 1997 compared to 1996. In addition, the Company's five NBC affiliated television stations benefited from significant Olympic related advertising in the prior year third quarter.

         Broadcasting operating expenses (including selling, general and administrative expenses and depreciation and amortization) increased 2 percent to $148.5 million in 1997 from $145.6 million in 1996. The increase was attributable to higher overall personnel costs of $3.2 million and higher depreciation and amortization of $1 million. These increases were partially offset by decreases in program rights costs of $493,000, promotion costs of $333,000 and license fees of $246,000.

         Broadcasting operating income in 1997 decreased 1.1 percent to $78.5 million from $79.4 million in the prior year. The 1997 decrease reflected the modest overall revenue gain, resulting primarily from the effect of significant political and Olympic related advertising revenue in the prior year.

         Interest expense increased $2.5 million in 1997 compared to 1996 due to higher average debt levels in 1997. The Company's average debt level for 1997 increased to $220 million from $186.9 million in the prior year due to new long-term borrowings on July 1, 1996. The Company's average interest rate for 1997 was unchanged from the prior year rate of 7.3 percent.

         Broadcasting's effective income tax rate for 1997 was 39.1 percent, unchanged from the prior year.

         For the year ended December 31, 1997, net income decreased 5.8 percent to $38 million from $40.4 million in 1996. The decline reflected the lower broadcasting advertising revenues and higher interest expense in 1997.


YEAR ENDED DECEMBER 31, 1996 COMPARED WITH 1995

         Broadcasting operating revenues for 1996 increased 10.9 percent to $225 million from $202.9 million in 1995. On a comparable basis, excluding the extra week from 1995, operating revenues increased 12.9 percent. Local spot advertising increased 14.2 percent and national spot advertising increased 14.7 percent. The 1996 increases reflected strong Olympic-related advertising at

Broadcasting's five NBC affiliated stations and significant political advertising of $13.2 million, an increase of $10.3 million.

         Broadcasting operating expenses (including selling, general and administrative expenses and depreciation and amortization) increased 3.4 percent to $145.6 million in 1996 from $140.8 million in 1995. On a comparable basis, excluding the extra week from 1995, operating expenses increased 4.5 percent. This increase was primarily attributable to higher overall personnel costs of $4.2 million and higher national advertising commissions of $951,000.

         Broadcasting operating income in 1996 increased 27.7 percent to $79.4 million from $62.2 million in the prior year. On a comparable basis, excluding the extra week from 1995, operating income from the broadcasting segment increased 32.7 percent. The 1996 gain resulted from the significant increases in both local and national advertising revenues.

         Interest expense increased $3.4 million in 1996 compared to 1995 due to higher debt levels in the second half of 1996. New long-term borrowings on July 1, 1996 added approximately $4.8 million to 1996 interest expense. The Company's average debt level for 1996 increased to $186.9 million from $133.2 million in the prior year. The Company's average interest rate for 1996 decreased slightly to 7.3 percent from 7.5 percent in the prior year.

         Broadcasting's effective income tax rate for 1996 was 39.1 percent compared to 37.4 percent in the prior year. The prior year rate was affected by the settlement of a state tax examination which reduced income tax expense by approximately $900,000 in 1995. Excluding the non-recurring tax settlement from the prior year, the effective income tax rate for 1995 would have been 39.1 percent.

         For the year ended December 31, 1996, net income increased 23.9 percent to $40.4 million from $32.6 million in 1995. Excluding the positive income tax adjustment from 1995, net would have increased 27.4 percent in 1996. The 1996 gain, on a comparable basis, reflected the significant increase in advertising revenues which offset operating expense and interest expense increases.


LIQUIDITY AND CAPITAL RESOURCES

      Pursuant to the Merger Agreement, the Company's existing long-term debt will be repaid with new long-term borrowings prior to the Merger. In addition, the new borrowings will be assumed by Hearst-Argyle at the time of the Merger. Accordingly, all of the Company's long-term debt balances are allocated to the Broadcasting Business in the Statements of Consolidated Financial Position. Outstanding debt, inclusive of the short-term portion of long-term debt, as of June 30, 1998, was $185.2 million compared to $185.4 million at December 31, 1997. The Company's borrowings consist primarily of fixed-rate senior notes with The Prudential Insurance Company of America ("Prudential"). Under a variable rate credit agreement with The First National Bank of Chicago, as Agent, for a group of lenders, the Company has a $50 million line of credit available through June, 2001 (the "FNBC Credit Agreement"). No amount is currently borrowed under the FNBC Credit Agreement.

         The Company's Senior Note Agreements with Prudential and the FNBC Credit Agreement require it to maintain certain financial ratios, place restrictions on the payment of dividends and prohibit new borrowings, except as permitted thereunder.

         As of June 30, 1998, Broadcasting's commitments for capital expenditures were approximately $2.3 million, relating to normal capital equipment replacements and the cost of a building project in Louisville, Kentucky. Capital expenditures to be made in fiscal 1998 are estimated to be in the range of $7 to $10 million. Commitments for film contracts and license fees at broadcasting locations as of June 30, 1998 were approximately $29.7 million.

         At June 30, 1998, Broadcasting had working capital of $23.8 million and a current ratio of 1.76 to 1. This compares to working capital of $23.5 million and a current ratio of 1.64 to 1 at December 31, 1997.

         Broadcasting generally expects to generate sufficient cash from operations to cover ordinary capital expenditures, film contract and license fees, working capital requirements and debt installments.

Spin-off and Merger

         Prior to the Spin-off and Merger, the Company intends to borrow $700 million which will provide sufficient funds to pay the existing Company debt (which has been allocated to the Broadcasting Business in the Consolidated Financial Statements). In addition, the Company will incur a prepayment penalty related to the prepayment of existing Company debt with Prudential. Based upon current interest rates, the prepayment penalty would be approximately $15.9 million. Pursuant to the Merger Agreement, Hearst-Argyle will assume the new debt ($700 million) following the consummation of the Spin-off and Merger. (See Note 1 to the Consolidated Financial Statements included in this Exhibit 99-3 to the Company's Current Report on Form 8-K.)

INFORMATION SYSTEMS AND THE YEAR 2000

         The Year 2000 Issue is the result of information systems being designed using two digits rather than four to define the applicable year. As the year 2000 approaches, such information systems may be unable to accurately process certain date-based information.

         In 1995, the Company began reviewing and preparing its information systems and applications for the Year 2000. Broadcasting's Year 2000 issues relate primarily to its aging news gathering and archival systems, but also include some broadcasting and building maintenance systems. The Company does not believe that a significant lead-time is required to address Broadcasting's issues. However, alternative solutions exist with varying expense and capital expenditure requirements. As a result, Broadcasting's plans to address Year 2000 issues are expected to be finalized subsequent to the Merger.

         The Company does not expect to incur significant costs to address Year 2000 issues at its broadcasting locations prior to the Merger, which is anticipated to close by year-end 1998.

DIGITAL TELEVISION

         Broadcasting's Orlando television station, WESH, is required to construct digital television facilities in order to broadcast digitally by November 1, 1999 and comply with Federal Communications Commission ("FCC") rules. The deadline for constructing digital facilities at Broadcasting's other television stations is May 1, 2002. Broadcasting is currently considering available options to comply with the FCC's timetable. However, it is expected that Broadcasting's digital conversion strategy will be finalized subsequent to the Merger. The Company does not expect to incur significant capital expenditures to construct digital facilities prior to the Merger.